Exhibit 3.1
CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE PARTICIPATING NON-VOTING PERPETUAL PREFERRED STOCK
OF
ENSTAR GROUP LIMITED
Pursuant to Bye-Law 4.4 of the
Second Amended and Restated Bye-Laws
of Enstar Group Limited
     The undersigned, Paul J. O’Shea, Executive Vice President and Joint Chief Operating Officer of Enstar Group Limited, a Bermuda exempted company (the “Company”), hereby certifies that, pursuant to the authority contained in Bye-Law 4.4 of its Second Amended and Restated Bye-Laws, the Board of Directors, at a meeting held on April 20, 2011, approved the issuance of preference shares of par value US$1.00 each with the rights contained in this Certificate of Designations.
RIGHTS AND PREFERENCES
          Section 1. Designation. There is hereby created out of the authorized and unissued 50,000,000 preference shares of par value US$1.00 per share a series of preferred shares designated as the “Series A Convertible Participating Non-Voting Perpetual Preferred Stock” (the “Series A Preferred Stock”). The number of shares constituting such series shall be 4,000,000. The par value of the Series A Preferred Stock shall be $1.00 per share.
          Section 2. Ranking. The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) on a parity with the Company’s ordinary shares, par value US$1.00 per share (the “Common Shares”), the Company’s non-voting convertible ordinary shares, par value US$1.00 per share (the “Non-Voting Common Shares”), and with each other class or series of equity securities of the Company the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Parity Securities”), except, with respect to rights on liquidation, winding up and dissolution, as provided in Section 5 hereof, and (ii) senior to each class or series of share capital of the Company outstanding or established after the Effective Date by the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Junior Securities”). The Company has the power to authorize and/or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders.

          Section 3. Definitions. The following initially capitalized terms shall have the following meanings, whether used in the singular or the plural:
          (a) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of the management and/or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that, for purposes of this Certificate of Designations, the Company shall not be deemed an Affiliate of any Holder, and no Holder shall be deemed an Affiliate of the Company.
          (b) “Applicable Conversion Rate” means the Conversion Rate in effect at any given time.
          (c) “Board of Directors” means the Board of Directors of the Company.
          (d) “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Hamilton, Bermuda are authorized or required by law or executive order to close.
          (e) “Certificate of Designations” means this Certificate of Designations of Enstar Group Limited, dated April 20, 2011.
          (f) “Closing Price” of the Common Shares on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the Common Shares on The NASDAQ Global Select Market on such date. If the Common Shares are not traded on The NASDAQ Global Select Market on any date of determination, the Closing Price of Common Shares on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares are so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which Common Shares are so listed or quoted, or if Common Shares are not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for Common Shares in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization, or, if that bid price is not available, the fair market value of the Common Shares determined by the Board of Directors; provided that if one or more Holders shall reasonably object to any such determination, the Board of Directors shall retain an independent appraiser selected by mutual agreement of the Company and such Holders to determine such value. The expense of such independent appraiser shall be shared equally by the Company and such Holders.
     For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of Common Shares on The NASDAQ

Global Select Market shall be such closing sale price and last reported sale price as reflected on the website of The NASDAQ Global Select Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of The NASDAQ Global Select Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of The NASDAQ Global Select Market shall govern.
          (g) “Common Shares” has the meaning set forth in Section 2.
          (h) “Company” means Enstar Group Limited, a Bermuda exempted company.
          (i) “Conversion Date” has the meaning set forth in Section 9(a).
          (j) “Conversion Rate” means for each share of Series A Preferred Stock, one (1) Common Share or one (1) Non-Voting Common Share, as applicable, provided that the foregoing shall be subject to adjustment or limitation as set forth herein.
          (k) “Dividend Period” means the period in respect of which any dividend on any Common Share is declared by the Board of Directors or paid or any other distribution is made on or with respect to any Common Share.
          (l) “Effective Date” means the date on which shares of the Series A Preferred Stock are first issued.
          (m) “Exchange Property” has the meaning set forth in Section 12(a).
          (n) “Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Company as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.
          (o) “Initial Holder” means each initial holder of the Series A Preferred Stock, which shall be GSCP VI AIV Navi, Ltd., GSCP VI Offshore Navi, Ltd., GSCP VI Parallel AIV Navi, Ltd. and GSCP VI Employee Navi, Ltd., each a Cayman Islands exempted company, and GSCP VI GmbH Navi, L.P., a Cayman Islands limited partnership.
          (p) “Investment Agreement” means the Investment Agreement dated as of April 20, 2011 between the Initial Holders and the Company.
          (q) “Junior Securities” has the meaning set forth in Section 2.
          (r) “Liquidation” has the meaning set forth in Section 5(b).

          (s) “Mandatory Conversion Date” shall be the date on which the amendments to the Company’s bye-laws specified in Section 5.02(a)(ii) of the Investment Agreement are approved by the Company’s shareholders.
          (t) “Non-Voting Common Shares” has the meaning set forth in Section 2.
          (u) “Parity Securities” has the meaning set forth in Section 2.
          (v) “Person” means a legal person, including any individual, company, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
          (w) “PIK Dividend” has the meaning in Section 4(c).
          (x) “Record Date” has the meaning set forth in Section 4(b).
          (y) “Reorganization Event” has the meaning set forth in Section 12(a).
          (z) “Series A Preferred Stock” has the meaning set forth in Section 1.
          (aa) “Series B Non-Voting Common Shares” means the Non-Voting Common Shares to be designated Series B Non-Voting Common Shares as of the Mandatory Conversion Date and having the terms set forth in Exhibit G to the Investment Agreement.
          (bb) “Series C Non-Voting Common Shares” means the Non-Voting Common Shares to be designated Series C Non-Voting Common Shares as of the Mandatory Conversion Date and having the terms set forth in Exhibit G to the Investment Agreement.
          (cc) “Trading Day” means a day on which Common Shares:
     (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and
     (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of Common Shares.
          (dd) “Transfer” means any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary; provided, that a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which an Initial Holder (or any Affiliate of any Initial Holder) is a constituent corporation (or otherwise a party to including, for the avoidance of doubt, a transaction pursuant to which a Person acquires all or a portion of an Initial Holder’s (or any Affiliate of an Initial Holder’s) outstanding share capital, whether by tender or exchange offer, by share exchange, or otherwise) shall not be deemed to be a Transfer unless, in the case of a transaction involving an Affiliate of an Initial Holder, the Affiliate ceases to be an Affiliate of such Initial Holder as a result of such transaction. The term Transfer shall include the sale of an Affiliate of an Initial Holder (or an Initial Holder’s interest in an Affiliate) that owns any Series A Preferred Stock, as the case may be, to a Person that is not an Affiliate of an Initial Holder, unless such Transfer is in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction referred to in the first proviso of the previous sentence.
          (ee) “Widely Dispersed Offering” means (i) a widespread public distribution, (ii) a Transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Company or (iii) a Transfer to a transferee that would control more than 50% of the voting securities of the Company without any transfer from the Holder.
          Section 4. Dividends. (a) From and after the Effective Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, as permitted by Section 54 of the Companies Act 1981 of Bermuda, out of funds legally available for payment, dividends of the type and in the amounts determined as set forth in this Section 4, and no more.
          (b) In the event any dividend on any Common Share is declared by the Board of Directors or paid or any other distribution is made on or with respect to any Common Share, the Holder of each outstanding share of Series A Preferred Stock as of the record date established by the Board of Directors for such dividend or distribution (each, a “Record Date”) shall be entitled to receive dividends in an amount equal to the product of (x) the per share dividend or other distribution declared or paid in respect of such Common Share and (y) the Applicable Conversion Rate as of the Record Date on such Common Share, such dividends to be payable on the same payment date established by the Board of Directors for the payment of such dividend or distribution on such Common Share. The Record Date for any such dividend shall be the Record Date for the applicable dividend or distribution on the Common Share, and any such dividends shall be payable to the Person in whose name the share of Series A Preferred Stock is registered at the close of business on the applicable Record Date.
          (c) No dividend shall be declared or paid on any Common Shares, unless a dividend, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Series A Preferred Stock in an amount determined as set forth above; provided that any dividend payable in the form of Common Shares shall instead be paid in the form of additional shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as applicable, based on the Applicable Conversion Rate (a “PIK Dividend”). For purposes of this Certificate of Designations, the term “dividends” shall include any pro rata distribution by the Company of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holder of any Common Shares, whether or not paid out of capital, surplus or earnings, other than a distribution upon Liquidation of the Company in accordance with Section 5 hereof.
          (d) The Company shall at all times reserve and keep available out of its authorized and unissued Series A Preferred Stock, the full number of shares of Series A Preferred Stock required for purposes of paying all PIK Dividends that may become payable.
          (e) So long as any shares of Series A Preferred Stock remain outstanding, if all dividends payable pursuant to Section 4 on all outstanding shares of the Series A Preferred Stock for any Dividend Period have not been declared and paid, or declared and funds set aside therefor, the Company shall not (x) declare or pay dividends with respect to, or, directly or indirectly, redeem, purchase or acquire any of its Junior Securities or (y) directly or indirectly, redeem, purchase or acquire any of its Parity Securities, other than, in each case, (i) redemptions, purchases or other acquisitions of Junior Securities or Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment plan, (ii) any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto, (iii) conversions or exchanges of Junior Securities or Parity Securities for Junior Securities or Parity Securities and (iv) any purchase of fractional interests in shares of the Company’s share capital pursuant to the conversion or exchange provisions of such share capital or the securities being converted or exchanged.
          (f) If the Conversion Date with respect to any share of Series A Preferred Stock is prior to the date of payment of dividends on such share, the Holder of such share of Series A Preferred Stock will not have the right to receive dividends on such share; provided that the Holder of such share shall receive the dividend, if any, payable to the holders of the security into which such share is converted on such dividend payment date; provided, further, that this shall not affect any rights to receive any accrued but unpaid dividends on the Series A Preferred Stock attributable to any Dividend Period completed prior to such Conversion Date.
          Section 5. Liquidation. (a) In the event of a Liquidation, the holders of the Series A Preferred Stock then outstanding shall be entitled (i) to a preference of US$0.001 per share over any Common Shares or Non-Voting Common Shares with respect to the surplus assets of the Company and (ii) thereafter to the surplus assets of the Company on a pari passu basis with any Parity Securities.
          (b) “Liquidation” means a winding up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital; provided, that the Company’s consolidation, amalgamation or merger with or into any other entity, the consolidation, amalgamation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business will not constitute a Liquidation.

          Section 6. Maturity. The Series A Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.
          Section 7. Sub-Series of Series A Preferred Stock. (a) The Series A Preferred Stock shall be divided into the following sub-series: (i) Series A-1 Preferred Stock and (ii) Series A-2 Preferred Stock. All Series A Preferred Stock issued to the Initial Holder pursuant to Section 2.03(b) of the Investment Agreement shall be Series A-2 Preferred Stock. All other Series A Preferred Stock issued shall be Series A-1 Preferred Stock.
          (b) The Holders of Series A-1 Preferred Stock shall not be permitted to convert such shares into any other class of the Company’s share capital, except pursuant to Section 8 hereof.
          (c) Any Series A-2 Preferred Stock held by the Initial Holder or its Affiliates may be converted at any time at the option of the holder in its sole discretion into Common Shares at the Applicable Conversion Rate.
          Section 8. Automatic Conversions. (a) Each share of Series A-1 Preferred Stock shall be automatically converted into that number of fully paid and non-assessable Common Shares equal to the Applicable Conversion Rate, plus cash in lieu of fractional shares in accordance with Section 14 hereof, upon the Transfer thereof to a third party in a Widely Dispersed Offering by an Initial Holder or any Affiliate of an Initial Holder or any direct or indirect transferee of an Initial Holder that did not receive such shares in a Widely Dispersed Offering. Each share of Series A-2 Preferred Stock shall be automatically converted into that number of fully paid and non-assessable Common Shares equal to the Applicable Conversion Rate, plus cash in lieu of fractional shares in accordance with Section 14 hereof, upon the Transfer thereof to any person other than an Affiliate of an Initial Holder. Holders of shares of Series A Preferred Stock shall give prompt notice to the Company of any Transfer of Series A Preferred Stock (whether by an Initial Holder or any Affiliate of an Initial Holder or any direct or indirect transferee of an Initial Holder that did not receive such shares in a Widely Dispersed Offering) that results in the conversion of the shares of Series A Preferred Stock into Common Shares.
          (b) Effective as of the close of business on the Mandatory Conversion Date, (i) each share of Series A-1 Preferred Stock shall mandatorily convert (unless otherwise previously converted) into that number of fully paid and non-assessable Series C Non-Voting Common Shares equal to the Applicable Conversion Rate, plus cash in lieu of fractional shares in accordance with Section 14 hereof and (ii) each share of Series A-2 Preferred Stock shall mandatorily convert (unless otherwise previously converted) into that number of fully paid and non-assessable Series B Non-Voting Common Shares equal to the Applicable Conversion Rate, plus cash in lieu of fractional shares in accordance with Section 14 hereof.
          Section 9. Conversion Procedures.

          (a) Effective immediately prior to the close of business on the date of conversion of any shares of Series A Preferred Stock (the “Conversion Date”), dividends shall no longer be declared on any such shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared and unpaid dividends on such share to the extent provided in Section 4(f) and any other payments to which such Holder is otherwise entitled pursuant to Section 12 or Section 14 hereof, as applicable.
          (b) No allowance or adjustment, except pursuant to Section 11, shall be made in respect of dividends payable to holders of the Common Shares of record as of any date prior to the close of business on the Conversion Date with respect to any share of Series A Preferred Stock. Prior to the close of business on the Conversion Date with respect to any share of Series A Preferred Stock, securities issuable upon conversion of such share of Series A Preferred Stock shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Shares or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the securities issuable upon conversion and rights to receive any dividends or other distributions on the securities issuable upon conversion) by virtue of holding such share of Series A Preferred Stock.
          (c) Shares of Series A Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Company, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Company may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock; provided, however, that the Company shall not take any such action if such action would reduce the authorized number of shares of Series A Preferred Stock below the number of shares of Series A Preferred Stock then outstanding.
          (d) The Person or Persons entitled to receive the securities and/or cash or other property issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such securities as of the close of business on the Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which securities and/or cash or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.
          (e) On the Conversion Date with respect to any share of Series A Preferred Stock, certificates theretofore evidencing shares of such Series A Preferred Stock shall be deemed to evidence that whole number of securities issuable upon the conversion of such shares of Series A Preferred Stock and certificates representing such securities shall be issued and delivered to the Holder thereof or such Holder’s designee (or, at the Company’s option such shares shall be registered in book-entry form) upon presentation and surrender of the certificate evidencing the Series A Preferred Stock to the Company and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.
          Section 10. Self-Tender Offers; Rights Plan.
          (a) If the Company or any of its subsidiaries makes a tender or exchange offer to any holder of Common Shares or Non-Voting Common Shares, the Company or such subsidiary shall simultaneously make an offer on the same terms, on an as-converted per share basis, to each Holder of the shares of Series A Preferred Stock.
          (b) If at any time the Company has a shareholder rights plan in effect with respect to the Common Shares or Non-Voting Common Shares, the shares of Series A Preferred Stock shall be deemed to be Common Shares or Non-Voting Common Shares, as applicable, for purposes of such plan and shall participate therein on an as-converted basis. Upon conversion of any shares of Series A Preferred Stock, the holders of such converted shares will receive, in addition to the Common Shares or Non-Voting Common Shares, as applicable, the rights under the rights plan, to the extent such rights have not separated from the Common Shares or Non-Voting Common Shares, as applicable. For the avoidance of doubt, if rights under any such plan separate from the Common Shares or Non-Voting Common Shares before the Conversion Date, such separation of rights shall be deemed to be a dividend for purposes of Section 4 hereof, and the Holders of the shares of Series A Preferred Stock shall receive such dividend as provided in Section 4.
          Section 11. Anti-Dilution Adjustments.
          (a) If the Company subdivides, splits or combines the Common Shares or Non-Voting Common Shares, then the Conversion Rate in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:
     OS1
OS0
Where,

OS1 =	the sum of Common Shares and Non-Voting Common Shares outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

OS0 =	the sum of Common Shares and Non-Voting Common Shares outstanding immediately prior to the effective date of such share subdivision, split or combination.

For the purposes of this clause, the number of Common Shares and Non-Voting Common Shares at the time outstanding shall not include shares acquired by the Company. If any subdivision, split or combination described in this clause is announced but the outstanding Common Shares or Non-Voting Common Shares are not subdivided, split or combined, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding Common Shares or Non-Voting Common Shares, as applicable, to such Conversion Rate that would be in effect if such subdivision, split or combination had not been announced.
          (b) Whenever the Conversion Rate is to be adjusted in accordance with Section 11(a), the Company shall: (i) compute the Conversion Rate in accordance with Section 11(a); (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 11(a) (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Rate in accordance with Section 11(a) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.
          Section 12. Reorganization Events. (a) In the event that, prior to the Conversion Date with respect to the shares of Series A Preferred Stock of any Holder there occurs:
     (i) any consolidation, merger, tender or exchange offer, amalgamation or other similar business combination of the Company with or into another Person, in each case pursuant to which the Common Shares or Non-Voting Common Shares will be converted into cash, securities or other property of the Company or another Person;
     (ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Shares or Non-Voting Common Shares will be converted into cash, securities or other property of the Company or another Person;
     (iii) any reclassification of the Common Shares or Non-Voting Common Shares into securities including securities other than the Common Shares or Non-Voting Common Shares, as applicable; or
     (iv) any statutory exchange of the outstanding Common Shares or Non-Voting Common Shares for securities of another Person (other than in connection with a merger or acquisition);
(any such event specified in this Section 12(a), a “Reorganization Event”); then each share of such Holder’s Series A Preferred Stock outstanding immediately prior to such

Reorganization Event shall automatically convert, effective as of the close of business on the closing date of such Reorganization Event, into the type and amount of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an Affiliate of such counterparty) of the number of Common Shares (or, if the value of the resulting consideration is greater, Non-Voting Common Shares) obtained by multiplying one and the Applicable Conversion Rate; provided that if the consideration payable in any such Reorganization Event consists (in whole or in part) of property or securities that would, in the sole judgment of any Holder, create, aggravate or exacerbate any issue, problem or concern for any such Holder or any of its Affiliates, then the consideration payable to such Holder shall be adjusted (e.g., by the issuance of non-voting securities that are economically equivalent to the voting securities they replaced and would convert into such voting securities on transfer to an unaffiliated third party, subject to the conversion restrictions set forth in Section 8(a)) to the maximum extent practicable to eliminate or address such issue, problem or concern, so long as such adjusted or different securities have the same value as, and are pari passu with, the securities that they replaced (such securities, cash and other property, the “Exchange Property”).
          (b) In the event that holders of Common Shares (or, if applicable, Non-Voting Common Shares) have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of Common Shares (or, if applicable, Non-Voting Common Shares) that affirmatively make an election.
          (c) The above provisions of this Section 12 shall similarly apply to successive Reorganization Events and the provisions of Section 11 shall apply to any shares of capital stock of the Company (or any successor) received by the holders of Common Shares (or, if applicable, Non-Voting Common Shares) in any such Reorganization Event.
          (d) The Company (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 12.
          (e) The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 12.
          Section 13. Voting Rights. (a) General. The Holders of Series A Preferred Stock shall not have any voting rights except the limited voting rights as set forth below or as otherwise from time to time required by law.

          (b) Class Voting Rights as to Particular Matters. So long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the holders of at least a majority of the Series A Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
     (i) Amendment of Designated Preferred Stock. An amendment, alteration or repeal of any provision of the Certificate of Designations for the Series A Preferred Stock or the Company’s memorandum of association or bye-laws (including, unless no vote on such merger or consolidation is required by Section 13(b)(ii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to significantly and adversely affect the rights, preferences, privileges or limited voting rights of the Series A Preferred Stock;
     (ii) Share Exchanges, Reclassifications, Mergers and Consolidations. A consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Company with another corporation or other entity (except for any such merger, consolidation or amalgamation in which the consideration paid to shareholders is entirely in cash), unless in each case (x) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and limited voting rights, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and limited voting rights, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole; or
     (iii) Dissolution. The voluntary liquidation, dissolution, or winding up of the Company.
          Section 14. Fractional Shares.
          (a) No fractional Common Shares or Non-Voting Common Shares will be issued as a result of any conversion of shares of Series A Preferred Stock.
          (b) In lieu of any fractional Common Share or Non-Voting Common Share otherwise issuable in respect of any conversion pursuant to Section 8 hereof, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Shares determined as of the second Trading Day immediately preceding the Conversion Date (or, in the case of Non-Voting Common Shares, such Closing Price multiplied by the number of Common Shares into which each Non-Voting Share is convertible as of such date).

          (c) If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.
          Section 15. Reservation of Common Shares and Non-Voting Common Shares.
          (a) The Company shall at all times reserve and keep available out of its authorized and unissued Common Shares, Non-Voting Common Shares or shares acquired by the Company, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in this Certificate of Designations, if any, free from any preemptive or other similar rights, such number of Common Shares or Non-Voting Common Shares as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock. For purposes of this Section 15(a), the number of Common Shares or Non-Voting Common Shares that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.
          (b) Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series A Preferred Stock, as herein provided, Common Shares or Non-Voting Common Shares acquired by the Company (in lieu of the issuance of authorized and unissued Common Shares or Non-Voting Common Shares), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances.
          (c) All Common Shares or Non-Voting Common Shares delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.
          (d) Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.
          (e) The Company hereby covenants and agrees that, if at any time the Common Shares shall be listed on The NASDAQ Global Select Market or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Shares shall be so listed on such exchange or automated quotation system, all the Common Shares issuable upon conversion of the Series A Preferred Stock.
          Section 16. Replacement Certificates.

          (a) The Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.
          (b) The Company shall not be required to issue certificates representing shares of the Series A Preferred Stock on or after the Conversion Date for such shares. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Company, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the Common Shares or Non-Voting Common Shares pursuant to the terms of the Series A Preferred Stock formerly evidenced by the certificate.
          Section 17. Miscellaneous.
          (a) Any notice, demand or delivery authorized hereunder shall be in writing and shall be given to the Holder or the Company, as the case may be, at its address (or facsimile number) set forth below, or such other address (or facsimile number) as shall have been furnished to the party giving or making such notice, demand or delivery:
If to the Company:
Enstar Group Limited
P.O. Box HM 2267
Windsor Place, 3rd Floor, 18 Queen Street
Facsimile No.: (441) 296-7319
Attention: Richard J. Harris
          If to any Holder:
(i) to such Holder at the address of such Holder as listed in the stock record books of the Company; or
(ii) to such other address as any such Holder shall have designated by notice similarly given.
          Each such notice, demand or delivery shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, demand or delivery shall be deemed not to have been received until the next succeeding Business Day.
          (b) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock, Common Shares or Non-Voting Common Shares or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, Common Shares or Non-Voting Common Shares or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.
          (c) No share of Series A Preferred Stock shall have any rights of preemption whatsoever under this Certificate of Designations as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.
          (d) The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein.
          (e) In conducting the affairs of the Company, the Board of Directors of the Company shall take into account the interests of the holders of the Series A Preferred Stock and shall owe the holders of Series A Preferred Stock the same fiduciary duties owed to the holders of the Common Shares.

      In Witness Whereof, Enstar Group Limited has caused this Certificate of Designations to be signed by Paul J. O’Shea, its Executive Vice President and Joint Chief Operating Officer this 20th day of April, 2011.

Enstar Group Limited
By:	/s/ Paul J. O’Shea

[signature page to Certificate of Designations of Series A
Convertible Participating Non-Voting Perpetual Preferred Stock]